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                                                                Exhibit 23.1


Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 23, 2004 in Amendment No. 7 to the Registration Statement (Form S-4 No. 333-107569) and related Prospectus of Arch Western Finance Company for the registration of $700,000,000 of senior notes.

Our audits also included the financial statement schedule of Arch Western Resources, LLC. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference herein of our report dated January 23, 2004 with respect to the financial statements and schedule of Arch Coal, Inc. for the years ended December 31, 2003, 2002, and 2001 included in the Annual Report (Form 10-K) for 2003 filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference herein of our report dated January 23, 2004 with respect to the financial statements of Canyon Fuel Company, LLC for the years ended December 31, 2003, 2002, and 2001 incorporated by reference to the Arch Coal, Inc. Annual Report (For 10-K) for 2003 filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young LLP


St. Louis, Missouri
September 2, 2004